UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G - AMENDMENT 1

 (Name of Issuer)
Universal Health Services, Inc.

(Title of Class of Securities)
Common Stock Class B

(CUSIP Number)
913903100

NAME OF REPORTING PERSON
Private Capital Management, Inc.

I.R.S. IDENTIFICATION NO.
59-2756929

MEMBER OF A GROUP?
(b) X

PLACE OF ORGANIZATION
Florida

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
SOLE VOTING POWER 0
SHARED VOTING POWER 0
SOLE DISPOSITIVE POWER 0
SHARED DISPOSITIVE POWER 5505577

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5505577

PERCENT OF CLASS REPRESENTED BY AGGREGATE AMOUNT BENEFICIALLY
OWNED
19.4%

TYPE OF REPORTING PERSON
IA

NAME OF REPORTING PERSON
SPS Partners, L.P.

I.R.S. IDENTIFICATION NO.
65-0496234

MEMBER OF A GROUP?
(b) X

PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
SOLE VOTING POWER 0
SHARED VOTING POWER 0
SOLE DISPOSITIVE POWER 0
SHARED DISPOSITIVE POWER 260000

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
260000

PERCENT OF CLASS REPRESENTED BY AGGREGATE AMOUNT BENEFICIALLY
OWNED
 .9%

TYPE OF REPORTING PERSON
IA

NAME OF REPORTING PERSON
Bruce S. Sherman

I.R.S. IDENTIFICATION NO.
###-##-####

MEMBER OF A GROUP?
(b) X

CITIZENSHIP
U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
SOLE VOTING POWER 40500
SHARED VOTING POWER 0
SOLE DISPOSITIVE POWER 40500
SHARED DISPOSITIVE POWER 5765577

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5806077

AGGREGATE AMOUNT BENEFICIALLY OWNED EXCLUDES CERTAIN SHARES
(yes)

PERCENT OF CLASS REPRESENTED BY AGGREGATE AMOUNT BENEFICIALLY
OWNED
20.5%

TYPE OF REPORTING PERSON
IN

ITEMS 1 - 10 OF GENERAL INSTRUCTIONS

Item 1.
(a)Name of Issuer:  Universal Health Services, Inc.
(b)Address of Issuer:  367 South Gulph Road, King of Prussia, PA  19406

Item 2.
(a)Name of Person Filing:  See Exhibit 1
(b)Address of Person Filing:3003 Tamiami Trail N., Naples, FL  33940
(c)Citizenship:  See Exhibit 1
(d)Title of Class of Securities:  Common Stock  Class B
(e)CUSIP Number:  913903100

Item 3.
The reporting person is filing as an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940.

Item 4. Ownership
(a)Amount Beneficially Owned:  See Exhibit 1
(b)Percent of Class:  See Exhibit 1
(c)Number of Shares as to which such person has:
(i)sole power to vote or to direct the vote:
     See Exhibit 1
(ii)shared power to vote or to direct the vote:
     See Exhibit 1
(iii)sole power to dispose or to direct the disposition of:
     See Exhibit 1
(iv)shared power to dispose or to direct the disposition of:
     See Exhibit 1

Item 5. Ownership of Five Percent or Less of Class:
        N/A

Item 6. Ownership of More than Five Percent on Behalf of Another
Person: N/A

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding
Company: N/A

Item 8. Identification and Classification of Members of the Group:
        See Exhibit 1

Item 9. Notice of Dissolution of Group:
        N/A

Item 10. Certification:
        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   See Exhibit 2
Signature:  See Exhibit 2
Name/Title: See Exhibit 2


                    Exhibit 1


Item 2.
(a) Name of Person Filing
     1)  Private Capital Management, Inc.
     2) *SPS Partners, L.P.
     3) *Bruce S. Sherman

(c)Citizenship
     1)  Florida
     2)  Delaware
     3)  U.S.

Item 4.
(a) Amount Beneficially Owned
     1) 5505577
     2) 260000
     3) 5806077

(b) Percent of Class
     1)  19.4%
     2)  .9%
     3)  20.5%

(c) Number of shares as to which such person has:
   (i)   sole power to vote or to direct the vote
         1)  0
         2)  0
         3)  40500

   (ii)  shared power to vote or to direct the vote
         1)  0
         2)  0
         3)  0

   (iii) sole power to dispose or to direct the disposition of
         1)  0
         2)  0
         3)  40500

   (iv)  shared power to dispose or to direct the disposition of
         1)  5505577
         2)  260000
         3)  5765577

*Bruce S. Sherman is Chairman of Private Capital Management, Inc.
("PCM") and exercises shared dispositive power with respect to shares held by it on behalf of its clients. Mr. Sherman is also the Managing General Partner of SPS Partners, L.P. ("SPS") which acts as the Investment Advisor for the Entrepreneurial Value Fund, L.P. ("EVF"),
and exercises shared dispositive power with respect to those shares.   Mr.
Sherman disclaims the existence of a group.


Exhibit 2

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2000



_____________________________________
Bruce S. Sherman
Chairman of Private Capital Management, Inc.



_____________________________________
Bruce S. Sherman
Managing General Partner of SPS Partners, L.P.



_____________________________________
Bruce S. Sherman
Individually